Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-139252 on Form S-4 of Freeport-McMoRan Copper & Gold Inc. of our report dated February 24, 2006 relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Phelps Dodge Corporation's Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
January 18, 2007